ASSET PURCHASE AGREEMENT

                                      AMONG

                            THE FORTRESS GROUP, INC.

                                       AND

                         D. W. HUTSON CONSTRUCTION, INC.

                                       AND

                                  DAVID HUTSON




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                            Asset Purchase Agreement

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 28 of February, 1997, between The Fortress Group, Inc., a Delaware corporation ("Fortress"), Fortress-Florida, Inc., a Delaware corporation (the "Purchaser") and D. W. Hutson Construction, Inc., a Florida corporation ("DWHC" - "Seller") and David Hutson (the "Principal").

         WHEREAS, DWHC is engaged in the business of constructing and selling unattached residential single-family homes in Duval, St. Johns, and Clay Counties, Florida (the "Business"),

         WHEREAS, DWHC desires to sell and Purchaser desires to purchase substantially all of the Assets (as defined below) of the Business, except those certain Excluded Assets (as defined below).

         NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.1 Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth herein and in reliance on the respective representations and warranties of the parties, DWHC shall sell the Assets to Purchaser, and Purchaser shall purchase the Assets from DWHC on the Closing Date and at the time and place of Closing referred to below, for the consideration and in accordance with the provisions of Article II hereof.

         1.2 Assets. The term "Assets" means all the assets of, including, without limitation, the following:

                  (a) Balance Sheet Assets. All of the assets reflected on DWHC's balance sheet as of December 31, 1996 attached hereto as
         Schedule 1.2(a) (collectively, the "Balance Sheet"), except for those assets disposed of after December 31, 1996 in the ordinary course of business consistent with past practices and this Agreement, and all assets subsequently acquired. Purchaser acknowledges that distributions of cash were made to shareholders prior to the entering into of this Agreement and that additional distributions will be made to shareholders for estimated 1996 income tax payments due because of DWHC earnings for 1996 prior to closing.

                  (b) Real Property. All real property on Schedule 1.2(b) hereto, together with (i) all buildings, fixtures, and improvements located thereon or attached thereto, (ii) all easements, franchises, licenses, permits, and rights-of-way appurtenant to or

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         otherwise benefiting the real property or the buildings, fixtures, or improvements located thereon, and (iii) all development rights, mineral rights, water rights, utility capacity reservations, and other rights and appurtenances affecting or pertaining to the real property or the buildings, fixtures, or improvements located thereon. The real property described on Schedule 1.2(b) shall be listed under two headings:
         "Developed Real Estate" and "Real Property Leases". The real estate listed under the Heading "Developed Real Estate" shall be referred to herein as the "Real Property". Schedule 1.2(b) discloses the current price of each (x) owned lot, (y) model house, and (z) 'spec' house.

                  Purchaser acknowledges that Seller has optioned property adjacent to land known as the Dudley Tract. Seller shall have the right to modify any and all plans, plats, permits or approvals to allow Seller to access for development of the optioned property through the Dudley Tract. Access shall mean the ability for Seller to extend roads, water, sewer, drainage, electric and any other utilities or conveniences necessary for development of the adjacent property.

                  Prior to January 1, 1998, Purchaser agrees to complete, and dedicate to the City of Jacksonville, Jacksonville Electric Authority and United Water of Florida or Utility Company as appropriate, at Purchaser's expense, the portion of the subdivision streets, together with all utilities, including, but not limited to, water, sewer, drainage and electric, from McLaurin Road to the end of the cul-de-sac of Road "B" as shown on the approved engineering plans titled McLaurin Subdivision, stamped and certified by John Moye, P. E. on August 14, 1996.

                  Seller shall retain at the February 28, 1997 closing, title to the Tract "A" and a 7-1/2 foot utility easement reservation along each side of Tract "A" as shown on Exhibit MR-1 attached hereto, it being the intent that Tract "A" will connect the current end of Road "B" together with adjacent easements, to the optioned property.

                  Purchaser also acknowledges that the Mitigation Parcel as shown on Exhibit MR-2, attached hereto, shall be excluded from the Asset Purchase Agreement.

                  (c) Acquired Contracts. All rights and benefits of DWHC in each sales agreement described on Schedule 1.2(c ) hereto under which DWHC is obligated to construct a residence or other building (the "Acquired Contracts") and all such agreements, arrangements, commitments, contracts and options relating to its Business that DWHC enters into after the date hereof in the ordinary course of business consistent with past practices and this Agreement.

                  (d) Land Contracts. All rights and benefits of DWHC in the land contracts described in Schedule 1.2(d), hereto ("Land Contracts"); provided, however, letters of credit connected with Land Contracts are not included in the conveyance and shall be replaced by Purchaser prior to or at the time of closing.


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                  (e) Deposits. All deposits relating to any Acquired Contract or the Business and all earnest money and escrowed amounts in respect thereof to the extent of DWHC's rights or benefits therein described in
         Schedule 1.2(e), except contested deposits identified as such in
         Section 1.2, Excluded Assets.

                  (f) Personal Property. All equipment, furniture, furnishings, inventory, machinery, software, supplies, tools, vehicles, and other personal property used exclusively in connection with the home-building business of DWHC (the "Personal Property") generally described in
         Schedule 1.2(f), but not including the furniture listed as Excluded Assets in Schedule 1.2.

                  (g) Intellectual Property. Subject to a non-exclusive right in David W. Hutson to use the same, all rights and benefits of DWHC in:
         (i) all architectural, building, and engineering designs, drawings, specifications, and plans described in Schedule 1.2(g), (ii) all processes, know-how, technical data, and other trade secrets, if any, (the " Trade Secrets"), (iii) all sales forms and promotional and advertising materials, (iv) all copyrights, patents, trademarks, and applications, registrations, and renewals with respect thereto described under the heading "Intellectual Property" on Schedule 1.2(a) hereto, including the name "D. W. Hutson Construction" (collectively, the "Intellectual Property") and identified in Schedule 1.2(g), and (v) all other proprietary information or rights, if any, acquired since the date hereof; provided, however, the right to use the name "D. W. Hutson Construction" shall be limited to a period of three years and further subject to a duty in Purchaser to use its good faith effort to preserve the good will value of the name. The rights and benefits with respect to each transferred trademark shall also include all goodwill associated therewith. Purchaser agrees not to license to any third party, other than David W. Hutson, the right to use any intellectual property within 150 miles of Jacksonville, Florida. In the event of a material default by purchaser under this agreement or the Land Purchase Agreement attached hereto as Exhibit E, Purchaser shall lose the right to use the name D.W. Hutson Construction and it may be used by DWHC, its successors or assigns.

                  (h) Permits. To the extent assignable and transferable, all approvals, authorizations, certificates, consents, franchises, licenses, permits, rights, variances, and waivers acquired to be used in connection with DWHC's home-building business, and all agreements with governmental and other authorities in the nature thereof.

                  (i) Cash and Accounts Receivable. All of DWHC's cash on hand, on deposit, or invested and all accounts and notes receivable.

                  (j) Third Party Warranties. To the extent assignable, all rights and benefits under any manufacturer's, subcontractor's, supplier's, merchant's, repairmen's or other third-party warranties, guarantees, and service or replacement programs relating to any Asset or the Business.


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                  (k) Books and Records. All of the books, instruments, papers, and records of whatever nature and wherever located that relate to the home-building business of DWHC, whether in written form or another storage media, including without limitation (i) accounting and financial records, (ii) property records and reports, (iii) customer, subcontractor, and supplier lists, (iv) environmental records and reports, (v) personnel and labor relations records, and (vi) property, sales, or transfer tax records and returns, provided that such books, instruments, papers, and records shall exclude any documents relating exclusively to the Excluded Assets, the formation of DWHC, corporate minutes and stock records, other organizational documents, and the income tax records and returns of DWHC; provided, however, Purchaser will make all of the Books and Record available to DWHC after the Closing as needed.

        1.2 Excluded Assets. Notwithstanding Section 1.2 hereof, DWHC retains all of its right, title, and interest in, to, and under the assets, interests, franchises, properties, and rights described on Schedule 1.2 hereto (collectively with any other items excluded pursuant to this Section 1.2, the "Excluded Assets").

        1.3 Consents. Promptly after the date hereof and except as otherwise provided herein, DWHC shall use reasonable efforts to obtain all approvals, consents, notices, and waivers required to transfer any Asset to the Purchaser. These efforts may continue after closing. Purchaser shall have responsibility to obtain approvals to permit Purchaser to assume the Liabilities described in
Section 2.1(a) hereof (collectively, the "Consents"), in form and substance satisfactory to the Purchaser and DWHC shall use its best efforts to assist Purchaser in obtaining those approvals. Except as provided in Section 2.4(b), in the event those approvals are not obtained, Purchaser shall pay off the liabilities at closing. Schedule 4.7 hereto describes each Consent.

                                   ARTICLE II
                       CONSIDERATION AND MANNER OF PAYMENT

        2.1 Purchase Price. The consideration for the Assets purchased by Purchaser shall be determined and paid as follows:

                  (a) Assumed Liabilities. The assumption at Closing of the Assumed Liabilities (as hereinafter defined) by Purchaser;

                  (b) Cash. Subject to a post-closing adjustment pursuant to
         Section 2.2, below, at Closing Purchaser shall wire transfer in immediately available funds to an account or accounts of DWHC at a bank or banks specified in writing at least one (1) business day prior to the Closing Date the greater of $9,000,000 or 75% of the Net Worth of DWHC on the Balance Sheet Date; provided, however, the amount wired shall not exceed 90% of that Net Worth. The term "Net Worth" means the excess of DWHC's total assets over its total liabilities. For purposes of this Agreement, the "Balance Sheet Date" shall mean December 31, 1996 unless the Closing takes place after March 1, 1997 in which case the Balance Sheet Date shall mean the last day of the month for the

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         month immediately preceding the month in which the Closing takes place.
         Notwithstanding the foregoing, if the reason the Closing does not take place on or before March 1, 1997 is the failure of DWHC to provide Fortress the Schedules called for under this Agreement by February 25, 1997, the Balance Sheet Date will remain December 31, 1996. DWHC's balance sheet for the Balance Sheet Date is attached hereto as Exhibit A.

                  (c) Preferred Stock. At Closing Fortress shall deliver to DWHC Fortress Class B Convertible Preferred Stock having a value equal to the difference between (i) the Net Worth of DWHC on the Balance Sheet Date and (ii) the cash wired under subsection (b), above. The Fortress Class B Convertible Preferred Stock will have a par value of $100, a liquidation value of $100 and each share of preferred stock will be convertible into 10 shares of Fortress Common Stock. After conversion the Fortress Common Stock will not be subject to a lock-up. The Class B Convertible Preferred Stockholders will have the right to convert all or part of his Class B Convertible Preferred Stock to Fortress Common Stock at any time. Additionally, if a Holder chooses to convert after the first anniversary of the Closing, then, Fortress agrees that if the value of 10 shares of Fortress Common Stock is less than $100 on the date of conversion, Fortress will give such cash or issue such additional Fortress Common Stock to Class B Convertible Preferred Stockholder to insure that he/she will receive value equal to $100 for each Class B Convertible Preferred Share converted. At Closing the Certificate of Designation of the Fortress Class B Convertible Preferred will be attached as Exhibit B, which shall conform to the foregoing principal terms.


        The continuous offering of Fortress Common Stock pursuant to the conversion rights of the Class B Convertible Preferred Stock will be registered under the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws effective promptly following the Closing and for so long as any of the Class B Convertible Preferred Stock shall remain unexercised. Fortress heretofore has filed, and the Securities and Exchange Commission ("SEC") has approved, a shelf registration statement on Form S-1 relating to the registration of an additional three million shares of common stock. Because the numbers used for the filing are "stale" as defined by the SEC, it is necessary to file with the most current quarter-ended financial information on file with SEC. Fortress hereby covenants to do so promptly and use its best efforts to maintain the effectiveness of such registration with the SEC for so long as any of the Class B Convertible Preferred Stock issued hereunder shall remain outstanding, subject to any future, temporary suspensions in the use thereof that may be necessary from time to time to effect an amendment thereof in compliance with the 1933 Act and any applicable state securities laws.

                  (d) Additional Consideration. Additional consideration up to a maximum of $6,000,000, contingent upon the financial performance of Fortress-Florida, Inc. for the years ended December 31, 1997, 1998, 1999, 2000, 2001 and 2002 as set forth in Annex I attached hereto and made a part hereof.


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         Adjustments to the Purchase Price.

                  (a) Closing Balance Sheet. (1) Within thirty (30) days after Closing, DWHC will deliver to Fortress and DWHC's current auditor an unaudited balance sheet for DWHC dated as of the close of business on the date of the Closing. Purchaser shall allow any former employees of Seller to assist in preparing the balance sheet. Fortress' auditor shall prepare an audited closing balance sheet of DWHC (as it may be adjusted pursuant to subsection 2.2(a)(2) below, the "Closing Balance Sheet"), which Closing Balance Sheet shall set forth the financial condition, assets and liabilities of DWHC as of the close of business on the date of the Closing. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") which shall be applied consistent with past DWHC practices; provided, however, no adjustment will be recognized for purposes of this section 2.2(a) based upon a change in accounting treatment or policy with respect to an item. The Closing Balance Sheet shall include footnotes and shall include all adjustments which would be made if the date of the Closing were year-end.

                  (b) Dispute. If the Sellers shall determine in good faith that the Closing Balance Sheet has not been prepared in accordance with the procedures described in Section 2.2(a) above, the Sellers shall notify Purchaser in writing thereof ("Sellers' Notice") within thirty (30) days after delivery of the Closing Balance Sheet to the Sellers, which notice shall set forth in reasonable detail the alleged nonconformance with such procedures and the amount(s) in dispute. If the Sellers do not so notify Purchaser within such period, the Closing Balance Sheet shall become final and binding upon all parties at the end of such period.

                  (c) Dispute Resolution. If the Sellers do so notify Purchaser, the Sellers and Purchaser shall attempt in good faith to resolve such dispute(s). If Purchaser and the Sellers are unable to resolve any disputed item within ten (10) days after receipt of Sellers' Notice, such disputed item(s), shall be submitted to a group of three accounting firms, one chosen by DWHC, one chosen by Purchaser and a third chosen by the other two (the "Arbitrators") (other than Purchaser's public auditor or the auditor of the Acquired Companies or regular auditors or their successors. The Arbitrators shall be instructed to arbitrate such disputed item(s) and determine the Net Worth of the Acquired Companies (as defined below) within thirty (30) days. For purposes of the decision of the Arbitrators, a majority vote shall control. The resolution of disputes by the Arbitrators so selected shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties, and the Closing Balance Sheet shall become final and binding upon the date of such resolution. The costs of such resolution by such accounting firm shall split by the parties. The term "Net Worth" means the excess of the total assets of DWHC over its total liabilities, determined in accordance with GAAP applied consistent with past DWHC practices; provided, however, no adjustment will be recognized for purposes of this Section 2.2 based upon a change in accounting treatment or policy with respect to an item.


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                (d) Closing Balance Sheet. The Purchase Price shall be adjusted down, on a dollar-for-dollar basis, to the extent that the Net Worth of DWHC reflected on the Closing Balance Sheet is less than the Net Worth reflected on Exhibit A. The additional consideration will be returned to Fortress within 10 business days from the date the amount is determined, divided between cash and Preferred Stock as if the audited Financial Statement had been used at Closing pursuant to Section 2.1. For example, if Purchaser paid 9 Million Dollars in cash and 2 Million Dollars in preferred stock at closing and the net worth at closing is determined to be 8 Million Dollars, DWHC would return 1.8 Million Dollars in cash and 1.2 Million Dollars in preferred stock.

         2.3 Closing and Related Expenses and Related Taxes. Purchaser shall pay at the Closing any stamp or other sales, transfer or transaction tax ("Transfer Tax") imposed under the laws of the United States or any state, county, municipality or other subdivision thereof on the direct or indirect transfer of the Assets by DWHC to Purchaser.

         2.4     Assumed Liabilities.

                 (a) On the Closing Date, DWHC shall assign to Purchaser and Purchaser shall assume, discharge and perform in a timely fashion and shall indemnify and hold harmless David Hutson and DWHC, its officers, directors and employees from each and every obligation with respect to the liabilities (whether arising by contract, at law or otherwise) set forth on Schedule 2.4 attached hereto (the "Assumed Liabilities").

                 (b) Working with DWHC, Fortress will attempt to secure Releases from all such assumed liabilities. If any of the assumed liabilities (and all documents related thereto) have not been Released by all necessary parties on the Closing Date, Fortress shall deposit with each respective financial institution or creditor twenty-five (25%) percent of the loan balance on each assumed liability at Closing as collateral for the Guaranteed Obligation. Any such deposited additional collateral shall be at least 2 Million Dollars for all assumed liabilities. If any of the Releases (and all documents related thereto) have not been obtained or executed by all necessary parties either prior to or within 60 days after Closing, then Fortress agrees to pay cash or other immediately available funds to or as directed by DWHC to discharge the Guaranteed Obligations in full immediately and without further notice or demand from DWHC. DWHC may also negotiate with the lenders a provision that the assumed liabilities will be due and payable in total on that date. "Releases" shall mean an absolute, unconditional and complete release of David Hutson, DWHC and each of its affiliates, and their respective properties from any liability, obligation or lien related to the Guaranteed Obligations. During the period of time David Hutson or DWHC has any liability for the assumed liabilities, Purchaser shall not distribute any cash or assets from Purchaser except in the ordinary course of the operation of the business. Further, funds flowing from assumed liabilities shall not be used by Purchaser for the construction of non- presold houses. If the releases are not obtained within 60 days, DWHC and David


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         Hutson shall be entitled to a money judgment against Purchaser in the amount of the guaranteed obligations plus 50 percent of any profits Purchaser may have made between the date of closing and the date of collection of that judgment. Any recovery under the money judgment shall first be used to pay the balance due on the assumed liabilities and Purchaser may pay the amount due any lender and receive a credit in that amount against the judgment amount.

         2.5 Excluded Liabilities. For purposes of this Agreement "Excluded Liabilities" shall mean the following except to the extent included on Schedule
2.4 hereof: (a) any liabilities or obligations owed for any broker or similar services rendered in connection with the transactions contemplated hereby, (b) any liabilities due employees except for accrued commissions due for sold homes and those listed on Schedule 2.4(a), (c) any liabilities or obligations with respect to any Environmental Requirements (as defined in Article 4.19 hereof) in connection with the Real Property for conditions that existed, or conduct relating to the period, prior to the Closing Date, (d) any expenses incurred by DWHC in connection with this Agreement or the transactions contemplated hereby,
(e) any liabilities or obligations with respect to any pending or threatened action, alternate dispute resolution process, arbitration, charge, claim, counterclaim, inquiry, investigation, legal action, litigation, suit, or other proceeding, whether involving private parties or involving or before any administrative or other governmental authority (collectively, "Legal Proceeding") to the extent not reserved in DWHC's balance sheet for the period ended December 31, 1996 arising out of operations of the Business prior to Closing, (f) any product liabilities in respect of construction work performed prior to the Balance Sheet Date on homes completed and closed prior to the Balance Sheet Date, (g) any Taxes (as defined in Article 4.9(a) hereof), (h) warranty obligations in excess of $250 of direct cost per home (whether in respect of express or implied warranties) on homes completed and closed prior to the Balance Sheet Date, (i) any liability associated with contested deposits excluded pursuant to Section 1.2.

         2.6 Taxes, Assessments, etc. Any ad valorem, real property, personal property, or similar taxes and homeowners' or property owners' association dues and assessments associated with the Assets that are imposed or accrue after January 1, 1997 shall be paid by Purchaser. DWHC shall be responsible for and shall pay and indemnify the Purchaser against and for any Taxes or assessments due and owing for periods prior to January 1, 1997.

         2.7 Tax Reporting and Allocations. The Purchaser and DWHC agree to allocate among the Assets (a) the consideration to be paid to DWHC pursuant hereto and (b)) the Assumed Liabilities as set forth in Schedule 2.6. The final allocation shall be attached to this Agreement not later than 90 days after Closing.

                                   ARTICLE III
                                     CLOSING

         3.1 Time and Place of Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Newton and Almand at 10:00 a.m. local


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time) on February 28, 1997, with an effective date of January 1, 1997, or at such other time and place as the parties may agree. Time is of the essence.

         3.2 Deliveries. At the Closing DWHC and Fortress will respective deliver at Closing the closing documents as set forth on the Deliveries Check List for the Closing of the Asset Purchase Agreement among The Fortress Group, Inc. and D. W. Hutson Construction and David Hutson, February 28, 1997, (the "Deliveries Check List") herein incorporated by reference.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF DWHC
                                  AND PRINCIPAL

         DWHC represents and warrants that all of the following representations and warranties in this Article IV are true and correct at the date of this Agreement and shall be true at the time of Closing. Such representations and warranties as are made at the time of Closing by DWHC shall survive the Closing.

         4.1 Corporate Power and Authority; Effect of Agreement. DWHC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all requisite power and authority to carry on the Business and to own or hold under lease the Assets. DWHC has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. The execution and delivery of this Agreement by DWHC and performance by DWHC of its obligations under this Agreement and the consummation by DWHC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DWHC, and its stockholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of DWHC. This Agreement has been duly and validly executed and delivered by DWHC and constitutes the valid and binding obligations of DWHC, enforceable in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights generally.

         4.2 Capitalization. The issued capital stock of DWHC is listed on
Schedule 4.2, and is issued only to the holders reflected on such Schedule.

         4.3 Assets Used in the Business. The Assets constitute all of the rights, properties, privileges and other assets used in the conduct of the Business, as conducted during the twelve months preceding the date of this Agreement, except for assets sold, disposed of or discarded in the ordinary course of business.

         4.4 Title to Personal Property. Except as disclosed in Schedule 4.7, DWHC is the owner of all of the Personal Property free and clear of any Encumbrances.


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         4.5 Financial Statements. Except as set forth in Schedule 4.5, DWHC has delivered to Fortress as Schedule 4.5 copies of the following financial statements (the "Financial Statements").

                  (a) Audited Balance Sheets, Income Statements, Statements of Stockholders' Equity, and Statements of Cash Flows for the years ended December 31, 1994, and 1995.

                  (b) Unaudited Balance Sheet, Income Statement, Statements of Stockholders' Equity, and Statement of Cash Flows for the year ended December 31, 1996.


                  (c) Unaudited Balance Sheets and Income Statements for the three months ended March 31, 1994, 1995 and 1996, the three months ended June 30, 1994, 1995 and 1996, and the three months ended September 30, 1994, 1995 and 1996.

         Each of the Financial Statements is accurate and complete in all material respects, is consistent with the books and records of DWHC (which, in turn, are accurate and complete in all material respects) and fairly presents DWHC's financial condition, assets and liabilities as of their respective dates and thereto in accordance with GAAP, consistently applied among the periods which are subject of the Financial Statements, except unaudited interim financial statements which were or are subject to normal and recurring year-end adjustments which were not and are not expected to be material in amount and the addition of required footnotes thereto.

         Except as reflected on Schedule 4.5, as of the date hereof and as of the Closing, DWHC does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise), except

                           (i) to the extent clearly and accurately reflected
                  and accrued for or fully reserved against in the Financial Statements, or

                           (ii) for liabilities specifically delineated as to
                  nature and amount on the Schedules to this Agreement or liabilities not assumed pursuant to Section 2.4,

                           (iii) for liabilities and obligations which have
                  arisen after December 31, 1995 in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, material breach of warranty, tort, infringement claim or law suit).

         4.6 Permits. DWHC possesses the licenses necessary for the lawful conduct of its Business, the absence of which would materially adversely affect the Assets or the Business (collectively, the "Licenses"). Each License is listed on Schedule 4.6 hereto.


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         4.7 Real Property. Under the heading "Developed Real Estate", Schedule
1.2(b) hereto sets forth each parcel of real estate that DWHC is conveying to Purchaser pursuant to this Agreement (the "Real Property").

                  (a) Access. The Real Property has all necessary access to and from public highways, streets, and roads and no pending or, to the best Knowledge of DWHC, threatened proceeding or other fact or condition exists that could limit or result in the termination of such access. Except as disclosed in Schedule 4.7(a), the Real Property is serviced by electric, sewage, and water facilities, which facilities are in compliance, in all material respects, with all applicable Laws.

                  (b) Good and Marketable Title. DWHC has good and marketable title in fee simple to its Real Property, subject to the Permitted Encumbrances referred to in Section 4.7 hereof.

                  (c) Compliance with Laws. To the Knowledge of DWHC the buildings and improvements on the Real Property and the Leased Real Property and the subdivision and improvements of the Real Property do not violate, in any material respect, (i) any applicable Law, including any building, set-back, or zoning law, ordinance, regulation, or statute, or other governmental restriction in the nature thereof, or
         (ii) any restrictive covenant affecting any such property.

                  (d) Subdivision Standards. To DWHC Knowledge the Real Property and all lots included therein conform in all material respects to the appropriate governmental authority's subdivision standards.

                  (e) Construction Conditions. To DWHC's Knowledge each of the lots included in the Real Property is stable and otherwise suitable for the construction of a residential structure by customary means and without extraordinary site preparation measures.

         4.8 Permitted Encumbrances. Except as disclosed on any of the Schedules attached hereto, DWHC's title to the Assets is free and clear of all Encumbrances other than Encumbrances disclosed in title commitments or assumed liabilities (collectively, the "Permitted Encumbrances").

         4.9 Litigation. Except as set forth in Schedule 4.9 (which shall disclose the parties to, nature of, and relief sought for each matter to be disclosed on Schedule 4.9) there is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of DWHC, threatened against DWHC with respect to the Business or proposed business activities involving a claim in excess of $150,000 which is material to DWHC before any court, or before any Governmental Authority (collectively, "Claims").

         4.10 Environment.

                  (a) Except as set forth in Schedule 4.10

                           (i) To its best Knowledge DWHC is in compliance with
                  all Environmental Requirements which would have a material adverse effect on the business of DWHC, and

                           (ii) DWHC possesses all required permits, licenses
                  and certificates, and have filed all notices or application required thereby.

         As used herein, "Environmental Requirements" shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution and protection of the environment, all as amended or hereafter amended.

                  (b) Except as disclosed in Schedule 4.10:

                           (i) DWHC has not been subject to, or received any
                  notice of, any private, administrative, or judicial action or notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Materials in, under, or upon any Real Property currently or formerly owned by (A) DWHC, or (B) any other person that has at any time disposed of Hazardous Materials on behalf of DWHC which would have a material adverse effect on the business of DWHC; and

                           (iii) there are no pending or, to the Knowledge of
                  DWHC, threatened actions or proceedings (or notice of potential actions or proceedings) from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment which would have a material adverse effect on the business of DWHC.

         "Hazardous Materials" for purposes of this Agreement shall include, without limitation: (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. ("RCRA"), and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. ss.2011 et seq.; and (D) asbestos in any form or condition.

                  (c) There are and have been no past or present events, conditions, circumstances, activities, practices, incidents, or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving

         DWHC or any Real Property presently or previously owned or used by DWHC under any Environmental Requirements or related common law theories, except as identified in Schedule 4.10.


         4.11 Compensation: Employment Agreements. DWHC has delivered to Fortress an accurate schedule (Schedule 4.11) showing (i) all current officers, directors and key employees of DWHC in its Business and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of December 31, 1996 and the date hereof and (ii) separately listing all employment agreements with such officers, directors and key employees. DWHC has provided to Fortress true, complete and correct copies of any employment agreements for persons listed on Schedule 4.11.

         4.12 Business Conduct. Except as set forth on Schedule 4.12, since December 31, 1996, DWHC has conducted its Business only in the ordinary course consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices.

         4.13 Trademarks, Service Marks, Trade Names, and Copyrights. The trademarks, service marks, trade names, and copyrights (including computer software and data) ("Intellectual Property") used by DWHC in the conduct of the Business are owned by DWHC, except for such computer software as is licensed to DWHC. The Intellectual Property is valid and in good standing, free and clear of any Encumbrances and is not being challenged in any way. DWHC has not infringed on nor are they now infringing on any trade mark, service mark, trade name, or copyright of or belonging to another person. There is no claim pending against DWHC with respect to alleged infringement of any trademark, service mark, trade name, or copyright owned by any person nor, to DWHC's Knowledge, does the operation of any aspect to the Business in the manner in which it has heretofore been operated or is presently operated give rise to any such infringement.


                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF FORTRESS AND PURCHASER

         Fortress and Purchaser represent and warrant that the representations and warranties set forth below are true and correct as of the date of this Agreement and shall be true and correct at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing.

         5.1 Organization. Each of Fortress and Purchaser is duly organized, validly existing, and in good standing under the laws of the state of Delaware.

         5.2 Authorization. Each of Fortress and Purchaser has full power, right and authority to execute and deliver this Agreement and to perform their obligations hereunder and thereunder. The execution and delivery of this Agreement by Fortress and Purchaser and performance of the obligations under this Agreement have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Certificate of Incorporation and by-laws of each. This Agreement is valid and binding upon Fortress and Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally.

         5.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement, nor its performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on Fortress or Purchaser or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the By-laws of Fortress or Purchaser or of any contract, agreement, mortgage or other instrument or obligation of any nature to which Fortress or Purchaser is a party or by which Fortress or Purchaser is bound.

         5.4 Opinion of Counsel As to Stock. At closing Purchaser agrees to deliver to DWHC and its shareholders an opinion of legal counsel that Purchaser has the legal authority to enter into and close this transaction, that the preferred stock referred to herein is lawfully issuable by Purchaser and that such preferred stock may legally be exchanged for common stock under the provisions of this Agreement. That there is no current or threatened action by any party or governmental authority that would prevent the issuance of the preferred stock, the exchange of the preferred stock for the common stock or the trading of the common stock.

         That in his opinion, the continuous offering of Fortress Common Stock pursuant to the conversion rights of the Class B Convertible Preferred Stock will be registered under the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws effective promptly following the Closing and for so long as any of the Class B Convertible Preferred Stock shall remain unexercised. Fortress heretofore has filed, and the Securities and Exchange Commission ("SEC") has declared effective, a shelf registration statement on Form S-1 relating to, among other things, the Common Stock issuable upon conversion of the Class B Convertible Preferred Stock; however, the use of such registration statement has been suspended temporarily pending the updating of the financial statements included therein through fiscal 1996, which is expected to be accomplished on or before the date of Closing. Fortress hereby covenants to use its best efforts to maintain the effectiveness of such registration with the SEC for so long as any of the Class B Convertible Preferred Stock issued hereunder shall remain outstanding, subject to any future, temporary suspensions in the use thereof that may be necessary from time to time to effect an amendment thereof in compliance with the 1933 Act and any applicable state securities laws.


         5.5 Confidentiality. In the event this transaction shall not close, Purchaser agrees to keep confidential and not disclose to any third party any information it has learned from DWHC during its investigation of the proposed transaction. Purchaser further agrees that if this transaction shall not close, it shall not use any of the information it has learned from DWHC to further its own business or to compete in any way against DWHC.

                                   ARTICLE VI
                           COVENANTS PRIOR TO CLOSING

         6.1 Access and Cooperation; Due Diligence. Between the date of this Agreement and the Closing, DWHC will afford to the officers and authorized representatives of Fortress reasonable access to all of DWHC's sites, properties, books and records during normal business hours and with prior notice; provided, however, Fortress and its agents will be restricted to working through Nancy Hutson, Gary Hannon, or John Zakoske or their designee. DWHC will furnish Fortress with such additional financial and operating data and other information as to the business and properties of DWHC as Fortress may from time to time reasonably request. DWHC will cooperate with Fortress, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Fortress and DWHC will treat with strict confidence all information obtained in connection with the negotiation and performance of this Agreement, even if this transaction shall not close.

         6.2 Business Conduct. From the date hereof through the date of Closing, except as otherwise provided for in, or contemplated by, this Agreement, DWHC covenants and agrees that DWHC will operate the Business in the ordinary and usual course in substantially the same manner as it is presently operated.

         6.3 Non-Negotiation. In consideration of the substantial expenditure of time, effort and expense undertaken by Fortress in connection with its due diligence review and the preparation and execution of this Agreement, DWHC and the principals agree that neither they nor their representatives, agents or employees will, after the execution of this Agreement until the earlier of (i) the termination of this Agreement, (ii) the Closing, or March 2, 1997, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning DWHC) any acquisition proposal relating to or affecting the Company, or any direct or indirect interests in DWHC, whether by purchase of assets or stock, purchase of interest, merger or other transaction ("Acquisition Transaction").


         6.4 Schedules and Exhibits. Notwithstanding language that implies otherwise, as of the execution of this Agreement, most Schedules and Exhibits referred to in it have not been delivered to the other party and have not yet been attached to the Agreement. Schedules E, M, L, and K, have been attached to this Agreement before execution. The Schedules will be provided within a reasonable time from the date hereof and in all events prior to Closing. Each party hereto agrees that with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing timely to supplement or amend promptly all the schedules to this Agreement (the "Schedules"), to correct any matter which would constitute a breach of any such party's representations and warranties herein, or to reflect any change in the information disclosed therein. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 7.2 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 6.4.

                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE CLOSING

         7.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the conditions, any one or more of which may be waived at the option of Purchaser, set forth in the Conditions to Close set forth in Exhibit C-1 attached hereto and made a part hereof.

         7.2 Conditions Precedent to Obligations of DWHC. The obligations of DWHC under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the conditions, any one or more of which may be waived at the option of DWHC, set forth in the Conditions to Close set forth in Exhibit C-2 attached hereto and made a part hereof.

                                  ARTICLE VIII
                                OTHER AGREEMENTS

         8.1 Nonassignable Contracts. Without limiting the generality or effect of any provision of this Agreement, to the extent that any Contract or License to be assigned, transferred or contributed ("Transferred") pursuant to the terms of this Agreement is not capable of being Transferred without the consent, approval, novation or waiver of a third person or entity or a Governmental Authority, or if such Transfer or attempted Transfer would constitute a breach thereof or a violation of any Law, nothing in this Agreement will constitute a Transfer or an attempted Transfer thereof.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Indemnification by Seller. From and after the Closing, DWHC agrees to indemnify, defend and save Fortress and Purchaser, and their officers, directors, employees, and agents, (each, a "Purchaser Indemnified Party"), at all times from and after this Agreement through the Expiration Date (as hereinafter defined) harmless from and against, and to promptly pay to a Purchaser Indemnified Party or reimburse a Purchaser Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the

"Losses") sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of any of the following:

                  (a) any misrepresentation or breach of a representation or warranty made herein by DWHC, or non-compliance with or breach by DWHC of any of the covenants or agreements contained in this Agreement or other agreements to be performed by DWHC; and

                  (b) any Losses relating to, resulting from or arising out of any violations of, or obligations under, Environmental Requirements relating to acts, omissions, circumstances or conditions existing on or prior to the Closing whether or not such acts, omissions, circumstances or conditions constituted a violation of Environmental Requirements as then in effect;

                  (c) the Excluded Liabilities.

This indemnity shall expire thirty-six (36) months from the date of closing.

         9.2 Indemnification by Purchaser. From and after the Closing, Fortress agrees to indemnify, defend and save DWHC, its officers, directors, employees, stockholders (but only to the extent of misrepresentations concerning Fortress preferred or common stock) and agents, and David Hutson and Donald Hinson (each, a "DWHC Indemnified Party") forever harmless from and against, and to promptly pay to a DWHC Indemnified Party or reimburse a DWHC Indemnified Party for, any and all Losses sustained or incurred by any DWHC Indemnified Party relating to, resulting from, arising out of, or otherwise by virtue of any of the following:
(i) any misrepresentation or breach of a representation or warranty made herein by Fortress, (ii) non-compliance with or breach by Purchaser or Fortress of any of the covenants or agreements contained in this Agreement or any of the Agreements to be performed by Purchaser; (iii) the Assumed Liabilities; or (iv) violation by Purchaser of any governmental law or regulation.

         9.3 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (including, but not limited to any domestic or foreign court, government, or Governmental Authority or instrumentality, federal state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within sixty (60) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval.

                  (a) In the event that the Indemnifying Party shall fail to give such notice within 30 days, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expense, settlement amounts or other Losses paid or incurred in connection therewith.

                  (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation,
         (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute an Loss for which the Indemnified Party is entitled to indemnification hereunder). If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 9.3 and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 30 day period.

                  (c) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

         9.4 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims shall be subject to and benefit from the terms of this
Article IX. Any claim under this Article IX by an Indemnified Party for indemnification other than indemnification against a Third Party Claim, (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 30 calendar days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Article IX or otherwise.

         9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Sections 9.3 and 9.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

         9.6 Reduction of Loss. To the extent any Loss of an Indemnified party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not Affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) (such net payment being referred to herein as a "Reimbursement") shall be credited against such Loss; provided, however, (x) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Loss, and (y) the Indemnified Party shall have no obligation, hereunder or otherwise, to pursue payment under or from any insurer or third party in respect of such loss. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of a Loss, such Reimbursement shall be promptly paid over to the Indemnifying Party. Further, if the loss of an indemnified party is reduced by any income tax savings, the indemnifying party shall receive a credit equal to the tax savings amount against the loss.

         9.7 Subrogation. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of DWHC.

         9.8 Limitation of Indemnification. Notwithstanding anything to the contrary in this Agreement:

                  (a) Limitation of Years. DWHC's duty to indemnify under this
         Article IX shall cease thirty-six months from the date of Closing.

                  (b) Threshold. DWHC's duty to indemnify under this Article IX shall not arise until the total of all Losses sustained or incurred by an Indemnified Party exceed $50,000 and then only for the amount by which such Losses exceed $50,000.

                                    ARTICLE X
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings referred to in this Article 10:

"Affiliate Transaction" - a transaction between DWHC and any other Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, DWHC.

"Code" - 1986 Internal Revenue Code, as amended, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code of 1986, as amended.

"Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Encumbrance" - any charge, claim, equity, judgment, lease, liability, lien, mortgage, pledge, restriction, security interest, Tax lien, or encumbrance of any kind.

"Government Authority" - the United States or any state, local, or foreign government, or any subdivision, agency, or authority of any thereof.

"Hazardous Material" -- as defined in Section 4.19(b).

"Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact if:

                  (a) Such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter during the normal course of conducting business.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or any time had, Knowledge of such fact or other matter.

"Legal Requirement" -- any federal, state, local, municipal, foreign, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Person" -- any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity of Governmental Body.

                                   ARTICLE XI
                              NON-COMPETE AGREEMENT

         The Seller, Purchaser and Principal agree to enter into the Non-Compete Agreement attached hereto as Exhibit M at the time of Closing.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Notices, Consents, Etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                  (a)      If to DWHC:

                           Mr. David Hutson
                           11217 San Jose Blvd.
                           Jacksonville, FL  32223

                           with a copy to:

                           Charles W. Arnold, Jr.
                           Holland & Knight LLP
                           50 Laura Street, Suite 3900
                           Jacksonville, FL  32202

                           Gary Hannon
                           Hannon & Associates
                           2700 University Blvd. West, Suite A-2
                           Jacksonville, FL  32217

                  (b)      If to Purchaser:

                           THE FORTRESS GROUP, INC.
                           1921 GALLOWS ROAD, SUITE 730

                           VIENNA, VA  22182
                           Attention:    J. MARSHALL COLEMAN
                                         -----------------------------

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier.

         12.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision unless that provision materially alters the agreement of the parties.

         12.3 Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

         12.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         12.5 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. DWHC shall not pay or obligate Purchaser to pay any of such costs and expenses from the Assets. It is understood that Purchaser shall be obligated to pay all transfer taxes and title commitment fees.

         12.6 Cooperation by the Parties. In addition to the covenants of Seller contained in Article VII herein, the parties to this Agreement will use their reasonable efforts, and will cooperate with each other of them, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable each of them to effect the transactions contemplated hereby, and will otherwise use their best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

         12.7 Further Assurances. At any time or from time to time up to one year after the Closing, each of the parties hereto shall, at the request of the other of the parties hereto and at such other parties' expense, execute and deliver any further instruments or documents and take all such further actions are reasonably requested of it in order to consummate and make effective the sale of the Assets pursuant to this Agreement. Any costs of such requests shall be borne by the requesting party.

         12.8 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. If any lawsuit shall be brought under this Agreement, venue shall be in Jacksonville, Florida.

         12.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         12.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties; provided, however, that nothing in the Agreement is intended to limit Purchaser's ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to any person at any time whether prior to or following the Closing without consent, but no such assignment shall relieve Purchaser or Fortress of any of its obligations, duties or liabilities hereunder.

         12.11 Entire Agreement. This Agreement and all the Schedules and Exhibits attached to the Agreement (which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties and may be modified only by instruments assigned by both of the parties hereto.

         12.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

         12.13 Interpretative Matters. Unless the context otherwise requires,
(i) all references to Articles, Sections, Schedules or Exhibits in this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

         12.14 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of Purchaser and DWHC;

                  (b) By either DWHC or Purchaser in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if Purchaser or DWHC, respectively, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing, or (ii) materially breach any of its representations, warranties or covenants contained herein; or

                  (c) In the event of termination of this Agreement pursuant to this Section 12.14 the obligations of the parties hereunder shall terminate except the confidentiality agreement provided for in Section
         5.5 and each party will bear its own respective fees and costs. Provided, however, that termination pursuant to clause (b) of Section 12.14 shall not relieve the defaulting party or breaching party from any liabilities to the other party hereto.

                  (d) By Fortress (through its Board of Directors) at any time if (i) in the course of their investigations of or due diligence with respect to the DWHC if it shall discover a matter which could (in Fortress' reasonable discretion) have an adverse effect on Fortress or the Assets, (ii) Fortress shall have given written notice to the DWHC of such dissatisfaction and of the particular information and/or issues from which such dissatisfaction results, and (iii) DWHC shall have failed to satisfy Fortress in its sole discretion with respect to the information and/or issues identified in the notice.

                  (e) If this Agreement does not close by April 1, 1997, it shall terminate.

         12.15. Attorneys' Fees and Costs. In the event of litigation under the provisions of this Agreement, each party shall be responsible for its own respective attorney fees and costs.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                           THE FORTRESS GROUP, INC.


                          By: __________________________________________
                               J. Marshall Coleman
                               Chairman

                          FORTRESS-FLORIDA, INC.

                          By: __________________________________________
                               J. Marshall Coleman
                               It duly authorized representative

                          D. W. HUTSON CONSTRUCTION, INC.


                          By: _________________________________________
                              David Hutson, Chief Executive Officer


                           ----------------------------------------------
                              David Hutson, Principal

                                     ANNEX I

                                    EARN-OUT

         1. Definitions. For purposes of this Annex I the following terms have the meanings referred to below:

         "Pre-Tax Earnings" means the annual net income of Fortress-Florida, Inc. (the "Enterprise") and any other entities managed by Enterprise, before any charge for federal, state, or local income taxes, but after consulting fees paid to Nancy Hutson, as set forth in annual audited financial statements of Enterprise prepared in accordance with generally accepted accounting principles consistently applied; provided, however, in computing income charges or expenses associated with the purchase of the Assets will not be recognized, including the amortization of the goodwill on the balance sheet from the transaction, write-up of assets. No expense will be recognized for interest on funds borrowed to finance the transaction.

         In addition for the purposes calculating pre-tax earnings that are subject to the earn out: overhead expenses will be normalized to be the overhead expenses actually incurred for 1996 plus an adjustment for inflation of 3% per year or the percentage of Revenue of the actual overhead for 1996 times the current year Revenue which ever is greater.

         2. Annual Earn-out Payment For Years Ended 1997, 1998, 1999, 2000, 2001, and 2002. DWHC shall be entitled to an earn-out payment for each of the years 1997, 1998, and 1999, 2000, 2001, and 2002 up to a maximum cumulative total of $6,000,000 as follows:

         Year                               Amount Payable As Earn-out
         ----                               --------------------------

         1997                               25% of Pre-Tax Earnings
         1998                               25% of Pre-Tax Earnings
         1999                               25% of Pre-Tax Earnings
         2000                               25% of Pre-Tax Earnings
         2001                               25% of Pre-Tax Earnings
         2002                               25% of Pre-Tax Earnings

If in any year DWHC has not, on a cumulative basis, received at least $1,000,000 per year, the percentage of Pre-Tax Earnings in the above table will be deemed amended so that the cumulative payment or payments to DWHC are at least $1,000,000 per year regardless of whether or not the Purchaser has any earnings or not.

         3. Payment. Fortress shall pay each Annual Earn-out Payment not later 10 days after March 1st for the year in question. The payment shall be accompanied by a report setting forth in reasonable detail the calculation thereof. Payment of the contingent consideration will take the form of Class B Convertible Preferred Stock which will have a par value of $100, a liquidation value of $100, and will convertible into Fortress Common Stock based upon the following formula:

                  Each Class B Convertible Preferred share will be convertible into sufficient Fortress Common Stock to equal $100, the price used to determine the value of the Fortress Common Stock will be the average price of the Fortress Common Stock 30 days prior to issuance of the Class B Convertible Preferred Stock.

                  Class B Convertible Stockholder has the right to convert at anytime all or part of his Class B Convertible Preferred Stock to Fortress Common Stock, which will not be subject to a lock-up.

At Closing the Certificate of Designation for the Class B Convertible Preferred Stock will be attached as Exhibit B which shall conform to the foregoing principal terms.

         4. Set-Off. Fortress may set-off against any amounts that Fortress owes to Seller as an earn-out payment any amounts that Seller owes to Fortress, other than the deposits credited as down payments pursuant to the provisions of the Lots Sales Agreement, Exhibit E.

 Deliveries Check List for the Closing of the Asset Purchase Agreement among The
      Fortress Group, Inc. and D. W. Hutson Construction and David Hutson,
                               February 28, 1997,


                  (a) Seller Deliveries. Seller will, at its sole cost and expense, execute and deliver or cause to be executed and delivered to
         Purchaser:

                           (i) A Bill of Sale and Assignment of personal
                  property (the "Assignment Agreement") in the form of Exhibit I attached hereto, pursuant to which DWHC assigns the Assets to Purchaser;

                           (ii) Certificate of Good Standing, dated not more
                  than twenty (20) days prior to the Closing, with respect to DWHC issued by the office of the Secretary of State of Florida;

                           (iii) With respect to each parcel of Real Property,
                  (A) an executed, acknowledged and recordable warranty deed to such parcel in form and substance satisfactory to Purchaser, and (B) all other documentation (including IRPTA and FIRPTA affidavits and trust declarations) which Purchaser may reasonably request;

                           (iv) The Lot Purchase Agreement attached hereto and
                  made a part hereof as Exhibit E, executed by Hutson Land Company, Inc. and Purchaser;

                           (v) The Right of First Refusal attached hereto and
                  made a part hereof as Exhibit F, executed by Hutson Land Company, Inc. and Purchaser;

                           (vi) Evidence that the Consents required to be
                  obtained by DWHC, except as otherwise provided herein, have been obtained;

                           (vii) Certified copies of the Articles of
                  Incorporation and Bylaws of DWHC as in effect at the Closing;

                           (viii) A certificate from an officer of DWHC dated
                  the Closing, containing the information required pursuant to
                  Section 7.1, hereof;

                           (ix) Copies of resolutions of the stockholders and
                  Board of Directors of DWHC certified by the secretary thereof as having been duly and validly adopted and in full force and effect authorizing this transaction and performance of the transactions contemplated hereby and thereby;

                           (x) At Purchaser's expense, such Uniform Commercial
                  Code lien searches and such other instruments, satisfactory to counsel for Purchaser, showing that, except as disclosed in
                  Schedule 4.8 that there were no financing statements, judgments, taxes or other Encumbrances outstanding against the Assets as of the Closing or a date that is not more than five
                  (5) days prior to the Closing;

                           (xi) An opinion of Newton & Almand, counsel for DWHC,
                  dated as of the Closing, in the form of Exhibit G which shall first be approved by counsel for DWHC;

                           (xii) Clearance certificates or similar documents
                  required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the purchase price; and

                           (xiii) Such other documents and instruments as
                  Purchaser or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

                  All documents delivered to Purchaser shall be in form and substance reasonably satisfactory to counsel for Purchaser.

         (b) Purchaser Deliveries. Purchaser will execute and deliver or cause to be executed and delivered to DWHC simultaneously with delivery of the items referred to in subsection (a) above:

                           (i) wire transfer as provided in Section 2.1(b);

                           (ii) Preferred stock as provided in Section 2.1( c );

                           (iii) Assumption agreement (the "Assumption
                  Agreement") evidencing Purchaser's assumption of the Assumed Liabilities in the form of Exhibit H;

                           (iv) The Lot Purchase Agreement attached hereto and
                  made a part hereof as Exhibit E, executed by Hutson Land Company, Inc. and Purchaser;

                           (v) The Right of First Refusal attached hereto and
                  made a part hereof as Exhibit f, executed by Hutson Land Company, Inc. and Purchaser;

                           (vi) An opinion of Forrest Walpole, counsel for
                  Fortress, dated as of the Closing, in the form of Exhibit III;

                           (vii) A copy of a resolution by the Boards of
                  Directors of Fortress and Purchaser certified by the secretaries thereof as having been duly and validly adopted and in full force and effect authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby;

                           (viii) Certificate from an officer of Fortress and an
                  officer of Purchaser, dated the Closing, containing the information required pursuant to Section 7.2 hereof; and

                           (ix) The Warranty Service Agreement attached hereto
                  as Exhibit J and made a part hereof.

                           (x) The Exclusive Dealings Agreement attached hereto
                  and made a part hereof as Exhibit K executed by Southeastern Supply Company and Purchaser;

                           (xi) The lease attached hereto and made a part hereof
                  as Exhibit L executed by David W. Hutson and Purchaser;

                           (xii) Such other documents and instruments as DWHC or
                  its counsel reasonable shall deem necessary to consummate the transactions contemplated hereby.

                  All documents delivered to DWHC shall be in form and substance reasonably satisfactory to counsel for DWHC.

                                    EXHIBIT E


                           AGREEMENT FOR THE PURCHASE
                             AND SALE OF REAL ESTATE



         THIS AGREEMENT is made and executed this 28th day of February, 1997, by and between HUTSON LAND COMPANY, INC., a Florida corporation ("Seller"), and FORTRESS-FLORIDA, INC., a Delaware corporation and THE FORTRESS GROUP, INC., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner and/or developer of certain parcels of land located in Duval, Clay, and St. Johns counties, Florida, as described on Exhibit A-1 attached hereto and incorporated herein. ("The Subdivision Phases").

         WHEREAS, Purchaser agrees to buy, and Seller agrees to sell, pursuant to the terms and conditions of this Agreement the lots ("Lots") listed on Exhibit A-1 attached hereto and by this reference made a part hereof.

         NOW, THEREFORE, in consideration of the terms of this Agreement and other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

         1. Agreement to Buy and Sell. Seller hereby agrees to sell and Purchaser hereby agrees to buy the lots listed on Exhibit A-1.

         2. Purchase Price. The purchase price for the lots shall be the amount per lot shown on Exhibit A-2, attached hereto and made a part hereof. The purchase price of the Lots shall be paid in cash at the time of closing.

         3. Deposit and Takedown Schedule. Purchaser, upon its execution hereof, shall pay as a deposit the sum of Seven Million Dollars ($7,000,000.00) (the "Deposit") to be held by Seller and credited to the sale price of the individual lots as more fully described below:

                  a) Initial Closing. Purchaser shall close on the lots described on Exhibit B, attached hereto at the time of Closing under the Asset Purchase Agreement between The Fortress Group, Inc.
and D. W. Hutson Construction, Inc. dated February 28, 1997
Purchaser may apply against the purchase price for those lots described on Exhibit B a portion of the deposit not to exceed
$1,000,000.00.  Any balance due shall be paid in cash.

                  b) Balance of Lot Takedowns. The purchase price for the balance of the lots will be paid in cash at the time the individual lots are closed. A pro rata percentage of the remaining deposit (Six Milion Dollars $6,000,000.00) shall be credited and paid against the purchase price as lots are purchased. The amount of the deposit credited to each lot shall be the remaining balance of the deposit divided by the remaining number of lots to be purchased ($__________ per lot). Exhibit A-2 sets forth the number of lots per subdivision phase that Purchaser shall close upon by the end of each quarter through March 1, 2000 (the "Quarterly Take-Down Schedule"), at which time the total number of lots described in Exhibit A-2 shall have been purchased.

         4. Survey and Title Insurance. The Seller is not obligated to provide survey or title insurance to Purchaser under this Agreement. Purchaser may, prior to closing and at Purchaser's expense, order a title insurance commitment and/or survey. If Purchaser obtains a title insurance commitment or a survey, they shall show no encroachments or encumbrances upon the lots, except for recorded easements which do not make the lot unbuildable, utility agreements, covenants and restrictions of record, drainage, utility and other easements and similar matters shown on the subdivision plat, none of which shall render Seller's title uninsurable or unmarketable. If Purchaser finds objections to Seller's title which render title unmarketable or uninsurable, the Purchaser shall notify Seller in writing, specifying the defects, within fifteen (15) days after receipt of the title commitment or survey. Seller shall have 6 months in which to cure such defects. If Seller is unable to cure the defects, or if Seller refuses to cure the defects, then the Purchaser may elect to close in accordance with the other terms and conditions of this Agreement or to terminate this Agreement as to the Lot or Lots affected by said defect, in which event all further rights and obligations of the parties under this Agreement as to said affected Lot or Lots shall cease and terminate.

         5.  Time for Closing.

                  a. Initial Closing: The Initial Closing shall take place on or before February 28, 1997.

                  b. Subsequent Closings: Purchaser shall close on the minimum number of lots per subdivision phase on or before the end of each quarter as shown on Exhibit A-2 through the first quarter of the year 2000 at which time the total number of lots described in Exhibit A-2 shall have been purchased.

                  c. Acceleration of Purchase of Additional Contracted-for Lots. Subject to availability and completion of development by Seller, Purchaser may purchase in each subdivision more than the minimum number of lots required to be purchased in any given quarter. Purchaser shall notify Seller at least fourteen
(14)
business day prior to any closing as to which Lots are to be purchased at that closing.

         6. Closings. The Lot closings shall take place at the office of Seller's attorney, Newton & Almand or at such other mutually agreeable location. At the closing, the following shall occur:

                  a. Purchaser shall: (i) pay the Seller as specified in Paragraph 2 above for each Lot being conveyed at the closing plus Purchaser's closing costs and any other sums due Seller pursuant to the terms of this Agreement; (ii) execute and/or deliver to Seller any other documents or matters required by this Agreement.

                  b. Seller shall: (i) execute and deliver to Purchaser a General Warranty Deed conveying to Purchaser the Lots being purchased at the closing, which deed shall be subject only to the utility easements, covenants, restrictions and similar matters of record; (ii) execute and deliver to Purchaser an Owner's Affidavit; and (iii) deliver possession of the Lots conveyed.


         7. Closing Costs. Seller agrees to pay the release price and the recording costs of any Partial Release of any existing mortgages. Each party agrees to pay its own attorney's fees and Purchaser shall pay all other closing costs. All real estate taxes and homeowner association dues allocated to the subject Lots shall be prorated between the Purchaser and Seller at the closing of such Lots. All real estate taxes which are due and payable at the time of any closing of any Lots shall be paid at or before closing.

         8. Inspection by Purchaser. Prior to the first closing of any lot in any subdivision phase, the parties shall jointly inspect the subdivision improvements required to be completed by Seller and sign a memorandum of any work to be done as noted at the inspection. Seller shall be responsible for repairing any damage, deficiency, or defective work revealed by such inspection within 30 days, weather permitting,to the satisfaction of the government authority having jurisdiction over said work, unless a later date is mutually agreed upon in writing. Within 10 days following the earlier to occur of (i) receipt by Purchaser of notice from Seller that it intends to seek release of its bonds or other obligations for subdivision warranty posted for the subdivision phase, or (ii) receipt by Seller of notice from Purchaser that it has completed construction of its final dwelling in the subdivision phase, the parties shall again jointly inspect the improvements. Purchaser shall be required to repair or replace any damage to the subdivision infrastructure and improvements, except normal wear and tear on the pavement, that occurred during the time Purchaser owned the lots. Said repair shall take place within 30 days after said inspection, weather permitting. Provided however, should Seller receive notice from any governmental authority requiring repair of damage attributable to Purchaser, Purchaser shall immediately complete said repairs. All repairs shall be completed to the satisfaction of the appropriate governmental authority having jurisdiction.

Should either party fail to make repairs an/or replacements it is obligated to make pursuant to this Paragraph 8 within thirty days or other applicable time period described above, then the other party shall be entitled, with simultaneous notice to the obligated party, to make such repairs and/or replacements. The repairing party's actual expenses thereof, plus overhead of 15% shall be paid by the obligated party to the repairing party within 30 days after receipt of copies of invoices or other reasonable documentation of the cost of such repairs and/or replacements incurred by the repairing party. Any reimbursement not received within said thirty days shall bear interest at the rate of 12% per annum from the due date until the date received by the party to whom such payments are due.

         9. Engineering Plans and Plat. Seller shall cause the preparation of final Engineering Plans and a Plat for the subject lots. Seller shall record the Plat in the public records of the appropriate county. All of Seller's development work shall be performed by Seller in accordance with the applicable Engineering Plans. Seller may make revisions to the Engineering Plans and/or Plat provided said changes do not have a material adverse effect on the Lots.

         10. Sidewalks and Purchaser Assurances. Purchaser agrees to construct, at purchaser's sole cost and expense, any sidewalks adjacent to any lot purchased by Purchaser, in accordance with the final Engineering Plans approved by the appropriate county authority. Purchaser agrees that the sidewalks for any lot shall be constructed commensurate with home construction on the said lot and shall be completed prior to completion of the home to be built on the lot. At the closing of the first lot in any subdivision phase, Purchaser shall replace the sidewalk bond issued by Seller and being held by the county with a sidewalk bond issued by purchaser. Purchaser also agrees to provide at the closing of the first lot in any subdivision phase, any other assurance letters required by the county that are normally associated with home construction. The provisions of this paragraph shall survive the closing.

         11. Representations and Warranties by Seller. Seller warrants and represents to the Purchaser that at the time of certification of completion by the appropriate County authorities, water, sewer and electric services shall be available to the lots sufficient in capacity to accommodate one single-family residence. The telephone and cable television service is the responsibility of the telephone and cable television companies. Therefore, Seller cannot guarantee its availability. However, Seller will cooperate, in the ordinary and customary manner, with the telephone and cable television companies. The warranties of this Paragraph shall not survive the closing.

         12. Default. If Purchaser fails to perform its purchase or payment obligations under this Agreement or the Right of First Refusal Agreement (dated February 28, 1997) or the Asset Purchase Agreement or the Exclusive Purchasing Agreement between Southeastern Supply Company, Inc. and Fortress (dated February 28, 1997) within the time period required, all sums remaining to be held by Seller as a deposit on all lots shall be forfeited to Seller as agreed upon liquidated damages. In addition, the obligations of David W. Hutson, Hutson Land Company, D.W. Hutson Construction, Inc. and Southeastern Supply, Inc. and Nancy Hutson shall terminate under the following agreements with Fortress- Florida, Inc. and the Fortress Group, Inc.:

                  (a)      Asset Purchase Agreement dated February 18, 1997;
                  (b)      The Non-Compete Agreement dated February 28, 1997;
                  (c) The Right of First Refusal Agreement dated February 28, 1997;
                  (d)      The Exclusive Purchase Agreement dated February 28,
                           1997;
                  (e)      The Office Lease Agreement dated February 28, 1997;
                           and
                  (f)      The Model Home Lease Agreements dated February 28,
                           1997; and
                  (g) The Employment Agreement of Nancy Hutson dated February 28, 1997.

Seller and Purchaser agree that the retention of the deposit and the termination of the agreements are reasonable damages for Seller to receive and is not received as a penalty or forfeiture.

                  Subject to the provisions of Paragraph 18 hereof, if Seller fails to perform its obligations to sell, Purchaser may seek specific performance of this Agreement or elect to receive the return of the then remaining balance of the deposit.

                  In the event of default, the remedies set forth above shall be the exclusive remedies of Seller and Purchaser. Seller and Purchaser acknowledge that the remedies are not mutually available to each other and that neither may seek to void this provision for lack of mutuality.

         13. Professional Fees and Costs. Except as hereafter provided, all legal, accounting, and other professional fees of a party in connection with this Agreement, shall be paid by the party retaining such services. In the event that either party brings an action or proceeding for a declaration of the rights of the parties under this Agreement, for injunctive relief, or for any action arising out of this Agreement, each party shall pay its respective attorney's fees and costs, whether prior to trial, at trial, or on appeal.

         14. Radon Gas. Radon is a naturally occurring gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Seller makes no representation regarding the presence or absence of radon gas.

         15.  Miscellaneous Provisions:

                  (a) The lots to be conveyed by Seller shall be buildable lots and any Lot which is mutually deemed not to be so shall be deleted from this Agreement. A buildable lot shall be defined as a lot that is capable of receiving from the appropriate governmental entities all the necessary permits for construction of one single family residence upon presentation of approved building construction plans and any required fees or bonds. Any clearing, earthwork or other work necessary to prepare the lot for building shall be the sole responsibility of Purchaser.

                  (b) Seller represents that to the best of Seller's knowledge no hazardous wastes are or have been stored or located on the property to be conveyed. This representation is only as to the best of Seller's knowledge.

                  (c) Seller shall bear the risk of loss prior to closing. Purchaser shall bear the risk of loss after Closing.

                  (d)  Time is of the essence in this Agreement.

                  (e) The parties represent that no real estate broker is involved or has been involved in connection with this transaction. Each party agrees to indemnify and hold the other harmless from any claim asserted by any real estate broker for a commission for this transaction.

                  (f) Purchaser shall pay any utility hookup fees, impact fees, or other fees and costs associated with acquiring building permits for building homes on the individual lots.

         16. Covenants and Restrictions, Homeowners Association. All proposed lots in each subdivision will be subject to a Declaration of Covenants, Conditions, Restrictions, and Easements and a mandatory homeowner's association
(HOA). The form and substance of the HOA documents shall be similar to those already of record in previous phases of existing subdivisions. Purchaser acknowledges that changes or amendments to the covenants may be made from time to time by Seller which do not materially and adversely affect

Purchaser, and no prior approval of Purchaser with respect to such changes or amendments shall be required. Seller specifically reserves the right to annex future phases into the covenants and restrictions and homeowner's association.

         17. Lot Drainage and Erosion Control. Purchaser shall adhere to the lot drainage plans as approved by the appropriate county authorities and further acknowledges and agrees to complete all construction in accordance with the plans, permits, and approvals by the appropriate County, the St. Johns River Water Management District, and the U.S. Army Corp. of Engineers. Seller shall be responsible for all erosion and sediment control pertaining to Seller's development work with respect to each subdivision phase up to the date of the first joint inspection of such lots pursuant to Paragraph 8, provided however, that Seller shall not be required to install erosion and sediment controls in areas where Seller has not commenced any ground disturbing activities (such as the rear of virgin lots where no clearing has taken place). After said walk-through inspection Purchaser shall be obligated, with respect to such subdivision phase, to maintain erosion and sediment control for land development, lakebank and inlet protection, finish on-lot grading and house construction in accordance with all governmental requirements.

         18. Development. The subdivision infrastructure, including water, sewer, storm drainage, retention ponds, and streets shall be developed pursuant to the previously referenced engineering plans, plat, and permits at Seller's expense, except for sidewalks, which shall be installed at Purchaser's expense. Deviations in the engineering plans shall be allowed to accommodate requirements of the appropriate County, the St. Johns River Water management District, Florida Department of Environmental Protection, the U.S. Army Corps of Engineers, or any other governmental body having jurisdiction. Should Seller be unable to construct the subdivision infrastructure and deliver any particular lot or lots due to permitting, environmental, or other considerations beyond the reasonable control of Seller, then the affected lot or lots shall be removed from this agreement and the part of the Deposit allocated to the affected lots shall be prorated over the remaining lots not yet purchased. Purchaser acknowledges that the some subdivisions shall be developed as approved private subdivisions and the roads will not be dedicated to the County.

         19. Sole Agreement. This contract constitutes the sole lot purchase agreement between the parties and supersedes any prior understandings or agreements, oral or written, between the parties.

         20. This contract shall not be assignable by the Purchaser without the prior written consent of the Seller and this Agreement shall be binding upon the parties, their successors and assigns.

         21. Homeowners Association. Within six months of closing on the asset purchase agreement, Purchaser shall assume the obligations of and the rights of Developer under the homeowners association agreement in any subdivision where Purchaser has purchased lots. Thereafter, such obligations and rights will be assumed as of the date of purchase of the first lot in a subdivision. In the event of a default by Purchaser in purchasing lots, then the obligations and rights shall revert to Seller. Seller shall retain the right to utilize or assign easements and to appropriately modify any permits for the improvement of the subdivision or adjacent land. Seller also retains the right to amend the homeowner documents and covenants and restrictions to add future phases to the subdivision.

         IN WITNESS WHEREOF, the parties hereto have executed this contract as of the day and year first above written.

Signed, sealed and delivered                              SELLER
in the presence of:                             HUTSON LAND COMPANY, INC.



____________________________                    By:_____________________________
As to SELLER                                        Donald P. Hinson, President

----------------------------

                                                          PURCHASER

                                                FORTRESS-FLORIDA, INC. and
                                                THE FORTRESS GROUP, INC.


____________________________                    By:_____________________________
As to PURCHASER                                 Its:

----------------------------
As to PURCHASER

                                E X H I B I T "B"





8  LOTS IN STONEBRIDGE
12 LOTS IN TREVOR GREEN 6
12 LOTS IN TRAVIS TRACE 3
12 LOTS IN RIDAUGHT LANDING 3 OR 4
4  LOTS IN FIRESIDE UNIT 2

                                    EXHIBIT L

                              OFFICE BUILDING LEASE


         LEASE made as of February 28, 1997, (the "Lease") between the Landlord, DAVID W. HUTSON ("Landlord") and FORTRESS-FLORIDA, INC. and THE FORTRESS GROUP, INC. ("Tenant").

         Landlord leases to Tenant and Tenant leases from Landlord, the premises (the "Premises") described in Exhibit A together with all present and future easements, additions, improvements and other rights appurtenant thereto, upon and subject to the BASIC TERMS and the TERMS AND CONDITIONS hereinafter set forth.

                                   BASIC TERM

TERM (A) The initial term of this Lease (the "Initial Term") shall commence on the Commencement Date identified on Exhibit A attached hereto and made a part hereof (the "Commencement Date") and end on the Termination date identified on Exhibit A (the "Termination Date"), unless extended or sooner terminated as provided in the Lease.

                  (B) The Initial Term is hereinafter referred to as the "Term".


RENT (A) Tenant shall pay rent to Landlord at the annual rate of the Annual Base Rent Amount set forth in Exhibit A attached hereto and made a part hereof (the "Base Rent") in equal monthly installments of the Monthly Base Rent Amount identified on Exhibit A, each in advance on or before the fifth (5th) day of each and every month during the Term. If the Commencement Date is on a date other than the first day of a calendar month, Base Rent for the first and last months of the Term shall be prorated.

                  (B) In addition to the Base Rent, Tenant shall pay as "Additional Rent" the amounts determined as hereinafter set forth in subparagraphs (b) and (c) hereof. The Base Rent and the Additional Rent are sometimes herein collectively referred to as the "Rent".

                                    (1)     Definitions.  The terms:

                                            (a) "Calendar Year" shall mean each
                                            calendar year in which any part of
                                            the Term falls, through and
                                            including the year in which the Term
                                            expires;

                                            (b) "Taxes" shall mean all real
                                            estate taxes and assessments,
                                            special or otherwise, levied or
                                            assessed upon or with respect to the
                                            Premises, sales tax on the rent and
                                            ad valorem taxes for any personal
                                            property used in connection
                                            therewith. Should any governmental
                                            authority having jurisdiction over
                                            the Premises:

                                                     (i) impose a tax,
                                                     assessment, charge or fee,
                                                     or increase a then existing
                                                     tax, assessment, charge or
                                                     fee, which Landlord shall
                                                     be required to pay, either
                                                     by way of substitution for
                                                     such real estate taxes and
                                                     ad valorem personal
                                                     property taxes, or in
                                                     addition to such real
                                                     estate taxes and ad valorem
                                                     personal property taxes, or

                                                     (ii) impose an income or
                                                     franchise tax or a tax on
                                                     rents in substitution for
                                                     or as a supplement to a tax
                                                     levied against the Premises
                                                     and/or the personal
                                                     property used in connection
                                                     with the Premises.

                                            all such taxes, assessments, fees or
                                            charges (hereinafter defined as "in
                                            lieu taxes") shall be deemed to
                                            constitute Taxes hereunder. Except
                                            as hereinabove provided with regard
                                            to "in lieu taxes", Taxes shall not
                                            include any inheritance, estate,
                                            succession, transfer, gift,
                                            franchise, net income or capital
                                            stock tax. In determining the amount
                                            of Taxes for any year, the amount of
                                            special assessments to be included
                                            shall be limited to the amount of
                                            the installment (plus any interest
                                            payable thereon) of such special
                                            assessment required to be paid
                                            during such year if the Landlord had
                                            elected to have such special
                                            assessment paid over the maximum
                                            period of time permitted by law. All
                                            references to Taxes "for a
                                            particular year shall be deemed to
                                            refer to Taxes paid during such year
                                            without regard to when such Taxes
                                            are assessed or levied; and

                                            (c) "Operating Expenses" shall mean
                                            all reasonable expenses, costs and
                                            disbursements (other than Taxes) of
                                            every kind and nature (determined
                                            for the applicable Calendar Year on
                                            an accrual basis) paid or incurred
                                            by Landlord in connection with the
                                            ownership, management, operation and
                                            repair of the Premises, including
                                            casualty insurance costs, except the
                                            following:

                                                     (i) Principal or interest
                                                     payments on loans secured
                                                     by mortgages or trust deeds
                                                     on the Premises;


                                                     (ii) Costs of capital
                                                     improvements.

                                    (2) Tenant shall pay to Landlord as Rent, in addition to the Base Rent, an amount ("Expense Adjustment Amount") equal to the additional rent payable hereunder during each Calendar Year. The Expense Adjustment Amount with respect to each Calendar Year shall be paid by Tenant to the appropriate parties.

CASUALTY If the Premises shall be damaged by fire or other casualty, then Landlord shall repair and restore the same with reasonable promptness; subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control. If any such damage renders all or a substantial portion of the Premises untenantable, Tenant shall have the right to terminate this Lease as of the date of such damage (with appropriate prorations of Rent being made for Tenant's possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to the Landlord at any time within thirty (30) days after the date of such damage. Rent shall abate on those portions of the Premises as are, from time to time, untenantable as a result of such damage.

CONDEMNATION  If the Premises or any portion thereof shall be taken or condemned by any competent authority for any public or quasi-public use or purposes (a "taking"), and, as a result thereof, the Premises cannot economically be used for the purposes for which Tenant is then using the Premises, Tenant shall have the right, exercisable at its sole discretion, to cancel this Lease upon not less than ninety (90) days notice prior to the date of cancellation designated in the notice. Tenant shall have the right to seek an award from the condemning authority for the reasonable expenses incurred by Tenant as a result of any taking.

                              TERMS AND CONDITIONS

REPAIRS Subject to the paragraph in this Lease pertaining to Casualty the provisions of which shall override the provisions of this paragraph, Tenant will, at Tenant's own expense, keep the Premises in good order, repair and condition at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damage or broken fixtures and appurtenances. If the Tenant does not do so, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof. Tenant shall not be obligated to make any repairs or replacements which the Landlord has agreed to make under the Lease.

INSURANCE     (A) Waiver of Subrogation. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Premises or to the contents thereof, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under said insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to it policies of fire and extended coverage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

               (B) Coverage. Tenant shall carry insurance during the entire Term insuring Tenant and Landlord as their interests may appear with terms, coverages and in companies reasonably satisfactory to Landlord, and with such increases in limits as Landlord may from time to time request, but initially Tenant shall maintain the following coverages in the following amounts:

                                    (i) in case of personal injury to or death of any person or persons, not less than $1,000,000 for each injury or death to a person and $3,000,000 for each incident involving personal injury or death to persons, and, in case of property damage, not less than $1,000,000 for any one occurrence; and

                                    (ii) in case of fire, sprinkler leakage, malicious mischief, vandalism, and other extended coverage perils, for the full insurable replacement value of all additions, improvements and alterations to the Premises.

              (C) Certificates. Tenant shall, prior to the commencement of the Term, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or cancelled without at least ten (10) days prior written notice to Landlord and Tenant. Tenant may carry all or any part of such insurance coverages under "blanket" or "umbrella" policies.

WAIVER (A) To the extent not prohibited by law, Landlord and its officers, agents, servants and employees shall not be liable for any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons due to the Premises becoming out of repair, or due to the happening or any accident or even in or about the Building, or due to any act or neglect of any other person.

              (B) Without limitation of any other provisions thereof, Tenant agrees to defend, protect, indemnify and save harmless Landlord from and against all liability to third parties arising out of the acts of Tenant and its servants, agents, employees, contractors, suppliers, workmen and invitees.

NONWAIVER     No waiver of any provision of this Lease shall be implied by any failure of either Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

ASSIGNMENT
AND SUBLETTING

              Tenant shall have the right, without Landlord's consent, upon written notice to Landlord, to assign this Lease or sublet the whole or any part of the Premises to any affiliated entity which is owned or cont rolled by Tenant or which owns or controls Tenant provided that such assignee or sublessee shall continue to use the Premises for use which is consistent with the character and nature of the prior use by Tenant. Tenant shall have the right to pledge or collaterally assign its interest in the Lease as may be requested by Tenant's lender.

REPRESENTATIONS
AND WARRANTIES

              Landlord represents and warrants to Tenant that, to the best of Landlord's actual knowledge, the present use of the premises does not violate any applicable laws, regulations and ordinances governing the Premises. Landlord acknowledges and agrees that in connection with the execution of this Lease, Tenant has purchased from Landlord the business which Landlord previously operated on the Premises. Landlord further represents and warrants to Tenant that, to the best of Landlord's actual knowledge, prior to the Commencement Date, the Premises were not operated or used in violation of any applicable environmental law. In the event the prior operation and/or use of the Premises violated any applicable environmental law and such violation materially and adversely affects Tenant's use and enjoyment of the Premises, Landlord shall be permitted fifteen (15) days after receipt of written notice from Tenant to bring the Premises into compliance with such Environmental Law and to provide reasonable evidence of the same to Tenant; provided, however, in the event such compliance cannot reasonably be completed or obtained within such fifteen (15) days, Landlord will not be in default hereunder provided Landlord commences such corrective actions within such fifteen (15) days and diligently pursues the same to completion. Notwithstanding the foregoing, in the event Tenant is unable to conduct its business operations in the Premises without unreasonable limitation or interference due to such violation, then, as Tenant's sole and exclusive remedy for Landlord's breach of the representations and warranties provided in this paragraph, (i) Base Rent payable hereunder shall abate for the period of such unreasonable limitation or interference, and
              (ii) if the period of such unreasonable limitation or interference shall continue for thirty (30) days, then Tenant, by notice to Landlord prior to the end of the period of such unreasonable limitation or interference, may terminate this Lease.

SURRENDER     (A) Upon the expiration of the Term or upon the termination of
              Tenant's right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear excepted.

              (B) Any interest of Tenant in the alterations, improvements, and additions to the Premises made or paid for by Landlord or Tenant shall without compensation to Tenant become Landlord's property at the termination of this Lease by lapse of time or otherwise and such alterations, improvements and additions shall be relinquished to Landlord in good condition, ordinary wear excepted.

COMPLIANCE    Tenant shall at its expense promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and City Government and of any and all their Departments and Bureaus applicable to Premises, and for the correction, prevention, and abatement of nuisances or other grievances in, upon, or connected with the Premises during the Term and shall also promptly comply with and execute all rules, orders and regulations of the Southeastern Underwriters
              Association for the prevention of fires. Notwithstanding the provisions of this paragraph, however, Tenant shall have no obligation to make capital improvements to the Premises unless such capital improvements are required by conduct on the part of Tenant constituting gross negligence or a wilful breach of this provision.

UTILITIES     Tenant agrees that it will pay all charges for gas, electricity, and for water used on or in connection with the Premises.

REMEDIES     (A)  If:


                  (1) Tenant shall default in the payment of the Rent and such default shall continue for ten (10) days after written notice to Tenant, or

                  (2) if Tenant shall default in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for thirty (30) days after written notice to Tenant, or

                  (3) if the interest of Tenant in this Lease shall be levied on under execution or other legal process and such levy shall not be cured within one hundred twenty (120) days after the date of such levy, or

                  (4) if an order for relief under the Federal Bankruptcy Code as now or hereafter in effect, shall be entered against the Tenant and such order shall not be dismissed within one hundred twenty (120) days after the date on which such order was entered, or

                  (5) if the Tenant shall become insolvent, generally fail to pay its debts as they become due, make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, petition or apply to any tribunal for the appointment of a receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or

                  (6) if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of one hundred twenty (120) days, or

                  (7) if the Tenant by any act or omission shall indicate its consent to approval of or acquiescence in any such petition, application or proceeding of the appointment of a receiver of or any trustee for its or any substantial part of any of its properties, or shall suffer any
                                       7
                  such receivership or trusteeship to continue undischarged for a period of thirty (30) days or more, or

                  (8) if Tenant shall admit in writing Tenant's inability to meet Tenant's debts as they mature.


                  (9) Tenant shall default in any of its obligations under the Asset Purchase Agreement entered into between D.W. Hutson Construction, Inc. and Tenant dated February 18, 1997, the agreement for the purchase and sale of real estate dated February 28, 1997, entered into between Hutson Land Company, Inc. and Tenant or the exclusive purchase agreement entered into between Southeastern Supply Company, Inc. and Tenant dated February 28, 1997.

         then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and Landlord may terminate this Lease and the Term created hereby, in which event Landlord may repossess the Premises and be entitled to recover as damages a sum of money equal to the present value, discounted at 10%, of the excess of the value of the Rent provided to be paid by Tenant for the balance of the Term over the fair market rental value of the Premises. Should the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for the balance of the Term exceed the value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof. All remedies afforded to Landlord hereunder or by law are cumulative.

         (B) If Landlord shall default in the performance or observance of any of its obligations under this Lease, and such default shall continue for a period of thirty (30) days after notice to Landlord, then Tenant, at Tenant's option, may:

                  (1) cure the Landlord's default and set off the reasonable expenses thereof against the next installments of Rent due hereunder, or

                  (2) treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and Tenant may terminate this Lease, in which event Tenant shall be entitled to recover as damages a sum of money equal to the present value, discounted at 10%, of the excess of the value of the fair market rental value of the Premises over Rent provided to be paid by Tenant for the balance of the Term.

QUIET ENJOYMENT
              The landlord covenants that the Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and Tenant to be kept, observed, and performed, shall during the Term, peaceably, and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions, and agreements herein contained on the part of the Tenant to be kept, observed, and performed, shall during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions, and agreements hereof.

NOTICES All notices to be given under this Lease shall be in writing and delivered personally or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:

                                    (a)     If to Landlord, to the address set
                                            forth for notice to Landlord in
                                            Exhibit A or to such other person or
                                            such other address designated by
                                            notice sent by Landlord or Tenant.

                                    (b)     If to Tenant, to the address set
                                            forth for notice to Tenant in
                                            Exhibit A or to such other person or
                                            such other address designated by
                                            notice sent by Landlord or Tenant.

              Notice by mail shall be deemed to have been given five (50) business days after deposited in the United States mail.

MISCELLANEOUS
              (A) Rights Cumulative. All rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

              (B) Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

              (C) Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of the Landlord and of Tenant, but also of their respective successors or assigns.

              (D) Lease Contains All Terms. All of the representations and obligations of Landlord and Tenant are contained herein and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord or Tenant unless in writing signed by both parties.

              (E) Captions. The captions of sections and subsections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.

              (F) Estoppel. Landlord confirms that, as of the Commencement Date, except as provided herein, there is no amount due and owing by Tenant to Landlord.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first set forth above.

LANDLORD:                                       TENANT:

DAVID W. HUTSON                                 FORTRESS-FLORIDA, INC.


                                                By:
_______________________________                 ________________________________
                                                Its:


                                                              and

                                               THE FORTRESS GROUP, INC.




                                               By:
                                                  ______________________________
                                               Its:

                                    EXHIBIT A






LANDLORD:                                      David W. Hutson

LOCATION:                                      11217 San Jose Blvd.
                                               Jacksonville, FL  32223

COMMENCEMENT DATE:                             March 1, 1997

DATE OF TERMINATION OF
INITIAL TERM:                                  February 28, 2002

ANNUAL BASE RENT AMOUNT:                       $138,996

MONTHLY BASE RENT AMOUNT:                      $11,583

TENANT'S ADDRESS FOR NOTICE:                   1921 Gallows Road, Suite 730
                                               Vienna, VA  22182

LANDLORD'S ADDRESS FOR NOTICE:                 11217 San Jose Blvd.
                                               Jacksonville, FL  32223